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                      Accumulated Benefit Enhancement Rider
                                 ("this Rider")

This Rider is part of the Contract to which it is attached. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control.

The Death Benefit will be the greater of the Death Benefit selected by the Owner under the contract and the Accumulated Benefit Enhancement Death Benefit as provided for by this Rider. The Accumulated Benefit Enhancement Death Benefit is as follows:

     If any Owner or Annuitant dies before the first Contract Anniversary the Accumulated Benefit Enhancement Death Benefit is equal to the sum of all Purchase Payments plus [Enhancement Amount #1 will be inserted here], minus all death benefit reductions. Each death benefit reduction of Purchase Payments will be in proportion to the amount withdrawn.

     If any Owner or Annuitant dies on or after the first Contract Anniversary the Accumulated Benefit Enhancement Death Benefit is equal to the sum of all Purchase Payments plus [Enhancement Amount #2 will be inserted here], minus all death benefit reductions. Each death benefit reduction of Purchase Payments will be in proportion to the amount withdrawn.

     Any withdrawal from the Contract will result in a death benefit reduction. For purposes of determining a death benefit reduction, a withdrawal is any amount that the Owner request to be withdrawn (including any applicable charges), any amount partially annuitized and any amount deducted for premium tax, if any. Cumulative amounts withdrawn include any current withdrawal from the Contract.

All other contract provisions regarding entitlement to and payment of death benefits continue to apply.

On the death of any Owner or Annuitant that was not an Owner or Annuitant on the Contract Date, unless the change occurred because of the death of an Owner or Annuitant, the Accumulated Benefit Enhancement Death Benefit will be equal to the Contract Value on the Valuation Date the Death Benefit is approved by the LNL Home Office for payment.

This Rider will terminate on the earlier of the Valuation Date the selected Death Benefit option of the Contract is changed or the Annuity Commencement Date.

                   The Lincoln National Life Insurance Company


                   /s/ Mark E. Reynolds

                       Mark E. Reynolds
                       SVP & Chief Administrative Officer

Form 32414 5/03